Exhibit 99.1
Numerex Corp.Contact: Rick Flynt 770 615-1387 Investor Relations Contact: Seth Potter 646 277-1230

Press Release

For Immediate Release

Numerex Reports Second Quarter 2013 Financial Results

Total subscriptions up 33% over the prior year
Recurring revenue up 21% year-over-year

ATLANTA, GA August 8, 2013—Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced financial results for its second quarter ended June 30, 2013.

“The Company’s performance in the second quarter reflected continued strong demand for its products and services and remains on track to meet its fiscal year 2013 subscriptions and recurring revenue growth guidance,” stated Stratton Nicolaides, chairperson and CEO of Numerex. “Our pipeline of business continues to produce significant opportunities. Accordingly, we ramped up our services and support organizations to meet anticipated demand from managed services programs recently underwritten. In the first half of 2013, we began a transformation by focusing significant resources on two major programs: first, in improving our infrastructure to meet an increased customer demand for device management, incremental network services, data analytics and diagnostics; and second, in developing managed services solutions for the supply chain, asset tracking, and security vertical markets. This dramatic increase in activity, combined with upfront costs of ramping up our managed services programs, impacted margins and increased our expenses by approximately $700,000 year-to-date, most of which was incurred during the second quarter. Additionally, during the year we capitalized an incremental $900,000 associated with these initiatives. This is reflected in both our engineering and development spend and the increase in general and administrative costs. Although we will continue to invest in both programs, we expect the rate at which we spend during the balance of the year to decrease as a percentage of revenue. In addition, the Company is expected to record an incremental $4 million of embedded device and hardware revenue through year end, which will also lead to improved margins. As a result, we now expect adjusted EBITDA margins to be in the range of 10% to 12% for fiscal year 2013 and begin to improve beginning in Q3.”

Financial Metrics
	Three Months Ended		Six Months Ended
	June 30		June 30
Non-GAAP Measures*	2013	2012	2013	2012
Adjusted EBITDA ($ in millions)	$1.1	$1.8	$3.0	$3.6
Adjusted EBITDA per diluted share	$0.06	$0.11	$0.16	$0.23
Adjusted EBITDA as a percent of total revenue	6.6%	11.6%	8.9%	12.0%
Net new subscriptions (units)	139,000	116,000	287,000	199,000
Total subscriptions (units)	2,170,000	1,637,000	2,170,000	1,637,000

* Refer to the section of this press release entitled “Non-GAAP (Adjusted) Financial Measures” for a discussion of these non-GAAP items.

GAAP Measures

Subscription revenue and support ($ in millions)	$12.5	$10.4	$24.5	$20.3
Gross margin – subscription revenue and support	54.6%	58.2%	55.4%	58.8%
Income from continuing operations ($ in millions)	$0.4	$0.6	$0.4	$1.0
Diluted EPS from continuing operations	$0.02	$0.04	$0.02	$0.06

Mr. Nicolaides concluded, “We enter the third quarter with strong momentum driven by the introduction of new products and the commercialization and launch of several solutions to a broad range of customers. Numerex is in position to extend its leadership position in M2M and remains committed to growing its subscription base that generates high-margin service revenue.”

 Second Quarter Financial Highlights:

•
Total subscriptions have increased 33% to 2.2 million at the end of the second quarter of 2013 compared to 1.6 million at the end of the second quarter of 2012. The Company added 139,000 net subscriptions in the second quarter of 2013, an increase of 20% compared to the 116,000 net subscriptions added in the same quarter of 2012.

•	Subscription revenue and support of $12.5 million was 20.4% higher in the second quarter of 2013 compared to the second quarter of 2012.

•
Gross margin generated by subscription revenue and support in the second quarter of 2013 was 54.6% compared to 58.2% recorded in the same period in 2012. The decrease in gross margin was primarily due to an increase in carrier fees and operating costs.

•
Embedded device and hardware margin declined to (3.9%) in the second quarter of 2013 compared to 16.0% in the same period in 2012. In the second quarter of 2013, we recorded a $0.5 million increase in the inventory reserve primarily related to excess older inventory. Excluding this adjustment, gross margin would have been 7.3% in the second quarter of 2013.

•	Total GAAP operating expenses for the second quarter of 2013 were $8.6 million compared to $6.3 million in the second quarter of 2012.

o
Operating expenses include depreciation and amortization charges of $1.3 million and $0.8 million in the second quarters of 2013 and 2012, respectively. The increase in depreciation and amortization was primarily the result of amortization of additional internally developed software and, to a lesser extent, intangible assets from the two acquisitions completed in the fourth quarter of 2012 and the first quarter of 2013.

o
General and administrative expenses in the second quarter increased $1.3 million or 54.3% as compared to the second quarter of 2012. The increase was attributable to $0.3 million incurred as part of an organizational realignment, strategic planning costs of $0.2 million, and increased professional services fees of $0.3 million primarily related to improving the Company’s M2M platform infrastructure and to underwrite managed service solutions related to internal control weaknesses disclosed during the first quarter.

o	During the second quarter of 2013, engineering and development costs increased 62.3% year-over-year to support the Company’s growing customer base and to strengthen our service offerings.

•
Second quarter 2013 earnings before interest, taxes, depreciation, amortization, non-cash compensation and infrequent or unusual costs, or Adjusted EBITDA, totaled $1.1 million compared to $1.8 million in the second quarter of 2012.

•
During the second quarter we recorded an income tax benefit of $2.0 million resulting from a tax accounting method change that allowed us to take a one-time acceleration and catch-up of depreciation and amortization.

•	Net income from continuing operations totaled $0.4 million for the second quarter of 2013 as compared to $0.6 million for the second quarter of 2012.

•	The Company reported a GAAP net loss for the second quarter of 2013 of $(1.0) million compared to net income of $0.7 million for the same period in the prior year.

Discontinued Operations

•
In the second quarter, the Company made the decision to exit certain businesses and related products that are not core to future business plans. These businesses were previously disclosed in our annual financial statements as a separate segment “Other Services.”

•
Discontinued operations in the second quarter of 2013 include $0.9 million for the impairment of goodwill, a reserve for accounts receivable of $0.6 million and less than $0.1 million for estimated costs to sell the businesses.

Second Quarter 2013 Operational Highlights:

•	Announced senior management appointments including Rick Flynt as Chief Financial Officer and Scott Wiley as Senior Vice-President of Products and Programs.

•
Announced that Sherrie McAvoy, an experienced former partner of 18 years with Deloitte & Touche LLP has been appointed to the Board of Directors as a member of the audit committee and subsequently appointed as Chairperson. Ms. McAvoy has 30 years of experience in accounting, auditing, internal controls, risk management, corporate compliance and ethics, and corporate governance.

Quarterly Conference Call
Numerex will discuss its quarterly results via teleconference today at 4:30 p.m. Eastern Time. Please dial (877) 303-9240 or, if outside the U.S. and Canada, (760) 666-3571 to access the conference call at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast and replay of the call will also be available at http://www.numerex.com under the Investor Relations section. An audio replay will be available via the Numerex web site beginning two hours after the call. You can also listen to a replay of the call by dialing (855) 859-2056 or (800) 585-8367 if outside the U.S. and Canada and entering code number 26288873.

About Numerex
Numerex Corp. (NASDAQ: NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) enterprise solutions. The Company provides its technology and services through its integrated M2M horizontal platforms which are generally sold on a subscription basis. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). The Company also provides business services to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on M2M data security, service reliability and around-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenue; the risks that a substantial portion of our revenue are derived from contracts that may be terminated at any time; the risks that our strategic suppliers materially change or disrupt flow of products and/or services; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new machine-to-machine (M2M) products and services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships and/or wireless network operators will not yield substantial revenue; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth in our data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

-continued-

NUMEREX CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Change		Six Months Ended		Change
	June 30,		Q213 v Q212		June 30,		Q213 v Q212
	2013	2012		$ %	2013	2012		$ %
Net sales
Subscription revenue and support	$12,543	$10,420	$2,123	20.4%	$24,450	$20,348	$4,102	20.2%
Embedded devices and hardware	4,728	5,367	(639)	-11.9%	9,258	9,707	(449)	-4.6%
Total net sales	17,271	15,787	1,484	9.4%	33,708	30,055	3,653	12.2%
Cost of sales, exclusive of depreciation
and amortization shown below:
Subscription revenue and support	5,694	4,360	1,334	30.6%	10,909	8,389	2,520	30.0%
Embedded devices and hardware	4,911	4,510	401	8.9%	9,227	8,092	1,135	14.0%
Gross profit	6,666	6,917	(251)	-3.6%	13,572	13,574	(2)	0.0%
	38.6%	43.8%			40.3%	45.2%
Operating expense:
Sales and marketing	2,328	2,267	61	2.7%	4,271	4,216	55	1.3%
General and administrative	3,789	2,456	1,333	54.3%	6,654	5,064	1,590	31.4%
Engineering and development	1,269	782	487	62.3%	2,309	1,609	700	43.5%
Depreciation and amortization	1,263	760	503	66.2%	2,276	1,557	719	46.2%
Operating (loss) income	(1,983)	652	(2,635)	nm*	(1,938)	1,128	(3,066)	nm*
Interest expense	55	69	(14)	-20.3%	145	146	(1)	-0.7%
Other expense (income), net	4	3	1	33.3%	(4)	6	(10)	nm*
(Loss) income from continuing
operations before income taxes	(2,042)	580	(2,622)	nm*	(2,079)	976	(3,055)	nm*
Income tax (benefit) expense	(2,454)	8	(2,462)	nm*	(2,514)	11	(2,525)	nm*
Net income from continuing operations	412	572	(160)	-28.0%	435	965	(530)	-54.9%
(Loss) income from discontinued
operations, net of income taxes	(1,424)	125	(1,549)	nm*	(1,436)	53	(1,489)	nm*
Net (loss) income	$(1,012)	$697	$(1,709)	nm*	$(1,001)	$1,018	$(2,019)	nm*

Basic earnings (loss) per share:
Income from continuing operations	$0.02	$0.04			$0.02	$0.06
(Loss) income on discontinued operations	(0.07)	0.01			(0.08)	0.01
Net (loss) income	$(0.05)	$0.05			$(0.06)	$0.07

Diluted earnings (loss) per share:
(Loss) income from continuing operations	$0.02	$0.04			$0.02	$0.06
(Loss) income on discontinued operations	(0.07)	0.00			(0.07)	0.00
Net (loss) income	$(0.05)	$0.04			$(0.05)	$0.06

Weighted average shares outstanding used in
computing net earnings (loss) per share:
Basic	18,411	15,419			18,004	15,304
Diluted	18,950	15,913			18,613	15,892

______________
* – not meaningful

NUMEREX CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,112	$4,948
Accounts receivable, less allowance for doubtful accounts of $709 and $367	8,751	8,466
Financing receivables, current	699	512
Inventory, net of provision of $945 and $332	8,344	7,363
Prepaid expense and other current assets	2,369	1,464
Assets of discontinued operations	830	2,068
TOTAL CURRENT ASSETS	45,105	24,821

Property and equipment, net of accumulated depreciation and amortization of
$1,488 and $1,184	2,481	2,449
Software, net of accumulated amortization of $2,386 and $1,815	5,279	4,499
Other intangibles, net of accumulated amortization of $12,355, and $11,679	6,328	6,154
Financing receivables, non-current	1,767	1,329
Deferred tax assets	7,299	4,788
Goodwill	25,418	25,418
Other assets, non-current	2,595	2,689
TOTAL ASSETS	$96,272	$72,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,750	$7,673
Accrued expense and other current liabilities	1,361	685
Current portion of long-term debt	686	2,286
Deferred revenues	2,352	1,823
Obligations under capital leases	270	—
Liabilities of discontinued operations	293	188
TOTAL CURRENT LIABILITIES	12,712	12,655

Note payable, non-current	792	6,008
Obligations under capital leases, non-current	298	—
Other non-current liabilities	1,112	679
TOTAL LIABILITIES	14,914	19,342

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized 3,000; none issued	—	—
Class A common stock, no par value; authorized 30,000; 19,686 and 17,171
issued; 18,445 and 15,609 outstanding	—	—
Class B common stock, no par value; authorized 5,000; none issued	—	—
Common stock issuable	925	—
Additional paid-in-capital	93,825	68,072
Treasury stock, at cost, 1,241 and 1,562 shares	(5,239)	(8,136)
Accumulated other comprehensive loss	(29)	(8)
Accumulated deficit	(8,124)	(7,123)
TOTAL SHAREHOLDERS' EQUITY	81,358	52,805
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$96,272	$72,147

NUMEREX CORP.
NON-GAAP (ADJUSTED) FINANANCIAL MEASURES

In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (GAAP), we have provided EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share, financial measures that are not prepared in accordance with GAAP (non-GAAP). The most directly comparable GAAP equivalent to EBITDA and Adjusted EBITDA is net income from continuing operations. The most directly comparable GAAP equivalent to EBITDA and Adjusted EBITDA per diluted share is diluted earnings per share from continuing operations. Reconciliations of our non-GAAP financial measures to the most directly comparable financial measure are provided below. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

We believe that excluding depreciation and amortization of property, equipment and intangible assets to calculate EBITDA and Adjusted EBITDA provides supplemental information and an alternative presentation that is useful to investors’ understanding of our core operating results and trends. Not only are depreciation and amortization expenses based on historical costs of assets that may have little bearing on present or future replacement costs, but also they are based on our estimates of remaining useful lives.

Similarly, we believe that excluding the effects of stock-based compensation from non-GAAP financial measures provides supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends. Investors have indicated that they consider financial measures of our results of operations excluding stock-based compensation as important supplemental information useful to their understanding of our historical results and estimating our future results.

We also believe that, in excluding the effects of stock-based compensation, our non-GAAP financial measures provide investors with transparency into what management uses to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods and to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

Stock-based compensation is an important part of total compensation, especially from the perspective of employees. We believe, however, that supplementing GAAP net income from continuing operations by providing normalized net income, excluding the effect of stock-based compensation in all periods, is useful to investors because it enables additional and more meaningful period-to-period comparisons.

Adjusted EBITDA also excludes infrequent or unusual items, consisting of temporarily higher carrier fees, professional service fees incurred in response to and in remediation of internal control weaknesses, acquisition-related expenses, costs related to the realignment of our executive team, and asset write-downs. We believe that these costs are unusual costs that we do not expect to recur on a regular basis, and consequently, we do not consider these charges as a normal recurring component of ongoing operations.

EBITDA and Adjusted EBITDA are not measures of liquidity calculated in accordance with GAAP, and should be viewed as a supplement to – not a substitute for – results of operations presented on the basis of GAAP. EBITDA and Adjusted EBITDA do not purport to represent cash flow provided by operating activities as defined by GAAP. Furthermore, EBITDA and Adjusted EBITDA are not necessarily comparable to similarly-titled measures reported by other companies.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share are useful to and used by investors and other users of the financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across periods. We believe that:

•
EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company-to-company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•
Investors commonly adjust EBITDA information to eliminate the effect of stock-based compensation and other unusual or infrequently occurring items which vary widely from company-to-company and impair comparability.

We use EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share:

•	as a measure of operating performance to assist in comparing performance from period-to-period on a consistent basis;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•	in communications with the board of directors, analysts and investors concerning our financial performance.

Although we believe, for the foregoing reasons, that the presentation of non-GAAP financial measures provides useful supplemental information to investors regarding our results of operations, the non-GAAP financial measures should only be considered in addition to, and not as a substitute for, or superior to, any measure of financial performance prepared in accordance with GAAP.

Use of non-GAAP financial measures is subject to inherent limitations because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment of which charges should properly be excluded from the non-GAAP financial measure. Management accounts for these limitations by not relying exclusively on non-GAAP financial measures, but only using such information to supplement GAAP financial measures. The non-GAAP financial measures may not be the same non-GAAP measures, and may not be calculated in the same manner, as those used by other companies.

NUMEREX CORP.
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS
TO EBITDA AND ADJUSTED EBITDA, INCLUDING PER SHARE AMOUNTS

The following table reconciles the specific items excluded from GAAP in the calculation of EBITDA and Adjusted EBITDA for the periods indicated below (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net income from continuing operations (GAAP)	$412	$572	$435	$965
Depreciation and amortization	1,279	793	2,326	1,624
Interest expense and other non-operating expense, net	59	72	141	152
Income tax (benefit) expense	(2,454)	8	(2,514)	11
EBITDA (non-GAAP)	$(704)	$1,445	$388	$2,752
Non-cash compensation	395	326	717	748
Infrequent or unusual items	1,452	55	1,884	109
Adjusted EBITDA (non-GAAP)	$1,143	$1,826	$2,989	$3,609

Net income from continuing operations per diluted share (GAAP)	$0.02	$0.04	$0.02	$0.06
EBITDA per diluted share (non-GAAP)	(0.04)	0.09	0.02	0.17
Adjusted EBITDA per diluted share (non-GAAP)	0.06	0.11	0.16	0.23

Weighted average shares outstanding used in
computing diluted earnings per share	18,950	15,913	18,613	15,892

Infrequent or unusual items include temporarily higher carrier fees; professional services fees incurred in response to and in remediation of internal control weaknesses, acquisition-related expenses, costs related to the realignment or our executive team and asset write-downs.

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